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                                                                    EXHIBIT 23.1



INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Amendment No. 1 to the Registration Statement of Lodgian, Inc. on Form S-1 of our report dated March 5, 2004 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the Successor Company's change in its method of accounting for discontinued operations to conform with Statement of Financial Accounting Standards No. 144 and the Successor Company's adoption of the provisions of Statement of Financial Accounting Standards No. 150), appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading "Experts" in such Prospectus.


/s/ DELOITTE & TOUCHE LLP
Atlanta, Georgia
April 21, 2004